For Immediate Release Thursday, September 23, 2004

CYBERONICS SUBMITS AMENDMENT TO DEPRESSION EXPEDITED REVIEW
PMA-SUPPLEMENT TO FDA IN RESPONSE TO NOT-APPROVABLE LETTER

Conference call scheduled for 4:30 PM EDT today, September 23, 2004

HOUSTON, Texas, September 23, 2004 — Cyberonics, Inc. (NASDAQ:CYBX) today announced that it submitted to the U.S. Food and Drug Administration (FDA) an Amendment to its Expedited Review PMA Supplement (PMA-S) to address the safety and effectiveness concerns expressed in FDA’s August 11, 2004 not-approvable letter, and obtain approval to market the VNS TherapyTM System as an “adjunctive long-term treatment of chronic or recurrent depression for patients who are experiencing a major depressive episode that has not had an adequate response to four or more antidepressant treatments,” as recommended by the FDA’s specially chosen Advisory Panel on June 15, 2004. The Amendment augments the original PMA-S, which included comprehensive one-year data and analyses on 460 patients, with two-year safety and effectiveness data and analyses on over 240 patients with chronic or recurrent treatment-resistant depression (TRD) treated with adjunctive VNS Therapy compared with their baseline depression, with relevant epilepsy study results and with relevant ECT and drug study references in the literature. The Amendment also includes revised, informative and transparent labeling for physicians and patients and a formal response to FDA’s not-approvable letter.

The two-year data included in the Amendment confirms the long-term safety and effectiveness of adjunctive VNS Therapy for patients with TRD. The patients in the VNS studies suffered from the most chronic, recurrent and treatment-resistant depressions ever studied. Compared to patients in recent ECT studies, the patients in the VNS studies had significantly longer current episodes, significantly greater adequate treatment failures, significantly earlier age of onset, significantly more prior hospitalizations and significantly greater ECT treatments than patients in recent ECT studies. In terms of safety, there is no signal in the original PMA-S or two-year data that VNS is associated with treatment emergent worsening depression or increases in suicidal ideation or behavior. Over 90% of TRD patients treated with VNS were continuing on the therapy at one year and over 80% were continuing at two years. In terms of effectiveness, 18% of patients were depression free, 35% had experienced at least a 50% reduction in depressive symptoms and 57% had realized at least a meaningful clinical benefit after two years of adjunctive VNS Therapy. Between 60% and 70% of three-month and one-year VNS responders sustained their response at one and two years, compared to less than 32% of “medication resistant” ECT responders, treated with continuation treatments including maintenance ECT in recent studies, who sustained their response for six months to one year after a full course of ECT.

“FDA’s August 11 not-approvable letter states that, ‘absent additional information,’ Cyberonics’ Expedited Review PMA-S recommended by the Advisory Panel must be considered not-approvable,” commented Robert P. (“Skip”) Cummins, Cyberonics’ Chairman of the Board and Chief Executive Officer. “The compelling two-year findings included in the PMA Amendment provide FDA with further assurance of the safety and effectiveness of VNS Therapy for the indication and conditions recommended by the specially chosen Advisory Panel of experts on June 15, 2004. The consistent, compelling, statistically and clinically significant one and two-year scientific evidence from the PMA-S and this Amendment, compared to three controls and relevant literature, exceeds device regulation and Least Burdensome Provision requirements and relevant PMA approval precedents. The PMA-S Amendment represents the conclusion of the informal appeal process. FDA now has 180 days to review and reach an approvability decision based on the Amendment. Cyberonics’ appeal options are on hold pending FDA’s review and decision.

“Patients with chronic or recurrent treatment-resistant depression, their psychiatrists and payers today have no informatively-labeled, FDA-approved, safe and effective treatment option for their unique lifelong, life-threatening, and extremely expensive illness,” continued Mr. Cummins. “Patients with TRD today are treated with multiple, unproven, ineffective, intolerable and often unsafe treatments with uninformative labeling with no relevant safety and effectiveness information. Suicide is all too frequently the only real way out of TRD. Furthermore, other than VNS Therapy, no treatment has been specifically developed and studied as a treatment for chronically depressed patients who have failed to respond to numerous treatments. As a result, Americans with TRD, their psychiatrists and payers need an adjunctive treatment option specifically for TRD that does not interact with or preclude other treatments, that has been studied in long-term studies of patients with TRD, and that has labeling containing all relevant long-term safety and effectiveness data. That is exactly what Cyberonics has systematically studied and developed over the past six years, exactly what FDA’s Advisory Panel recommended on June 15, and exactly what we hope will be approved by FDA based on the PMA-S, the Advisory Panel’s recommendation and the PMA Amendment we submitted today.”

CONFERENCE CALL AND WEBCAST ACCESS INFORMATION

A conference call to discuss this press release will be held at 4:30 PM EDT today, Thursday, September 23, 2004. To listen to the conference call live by telephone dial 877-451-8943 (if dialing from within the U.S.) or 706-679-3062 (if dialing from outside the U.S.). The conference ID is 1067624; the leader is Pam Westbrook. A replay of the conference call will be available two hours after the completion of the conference call on Thursday, September 23, 2004 through Thursday, October 7, 2004 by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.). The replay conference ID access code is 1067624.

The conference call will be webcast live, and the webcast is open to the public. To access the webcast, please enter www.cyberonics.com/webcast. Webcast participants will need to complete a brief registration form, and in some cases, download and install the appropriate software needed to participate in the webcast. Please allow extra time before the webcast begins to complete these on-line tasks. A replay of the webcast will be available on the website www.cyberonics.com within two hours after the completion of the webcast and available for one year.

ABOUT VNS THERAPY AND CYBERONICS
Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy and other chronic neurological disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS TherapyTM System, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve 24 hours a day. The Company’s initial market is epilepsy, which is characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the member countries of the European Economic Area, Canada, Australia and other markets. To date, more than 29,000 epilepsy patients in 24 countries have accumulated over 72,000 patient years of experience using VNS Therapy. The VNS Therapy System is approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment-intolerant major depressive episodes including unipolar depression and bipolar disorder (manic depression). VNS Therapy is at various levels of investigational clinical study as a potential treatment for depression, anxiety disorders, Alzheimer’s disease, and chronic headache/migraine. The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Such forward-looking statements include statements concerning maintaining and obtaining appropriate regulatory approvals, developing VNS Therapy as a treatment for depression, the timing, response and outcomes of our discussions with and submissions to FDA regarding approval of VNS Therapy as a treatment for depression and obtaining FDA approval of VNS Therapy for depression. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of depression, Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management’s estimates of future expenses and sales; and other risks detailed in from time to time in the Company’s filings with the SEC.

CONTACT INFORMATION:

Pamela B. Westbrook	Helen Shik
Vice President of Finance and CFO	Vice President
Cyberonics, Inc.	Schwartz Communications
100 Cyberonics Blvd.	230 Third Avenue
Houston, TX 77058	Waltham, MA 02154
Main: (281) 228-7200	Main: (781) 684-0770 ext. 6587
Fax: (281) 218-9332	Fax: (781) 684-6500
pbw@cyberonics.com	hshik@schwartz-pr.com